                                                                   EXHIBIT 99(c)

                          [LOGO OF AMERICAN GENERAL]



                        THRIFT PLANS VOTING INSTRUCTIONS

          This Solicitation Is Made on Behalf of the Board of Directors

     As a participant in one of the American General Thrift Plans (American General Employees' Thrift and Incentive Plan, American General Agents' and Managers' Thrift Plan, and The Variable Annuity Life Insurance Company Agents' and Managers' Thrift Plan), the undersigned hereby (1) acknowledges receipt of the Notice of the Special Meeting of Shareholders of American General Corporation, a Texas corporation ("American General"), to be held on June 17, 1997, at 10:00 a.m., local time ("Special Meeting") at the principal executive offices of American General at 2929 Allen Parkway, Houston, Texas 77019, and the Proxy Statement in connection therewith; and (2) instructs State Street Bank & Trust Company, Trustee of the American General Thrift Plans, to vote all shares of American General Common Stock, par value $0.50 per share, that are allocated to my plan account at the Special Meeting or any adjournment thereof, upon the matter referred to on the reverse side, and upon any and all other matters which properly may be brought before such meeting.

                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE.



                                   SEE REVERSE
                                      SIDE

                           /\ FOLD AND DETACH HERE /\


6045

/X/

Please mark your
vote as in this
example.

The Trustee will vote in the manner directed herein the shares allocated to the account of the participant whose name and signature appear hereon. If no direction is given, the Trustee will vote such shares in accordance with the instructions received from a majority of participants' shares for which the Trustee does receive instructions and in accordance with its fiduciary duty.

1. To consider and vote on a proposal to issue shares of American General Common Stock (estimated to be a minimum of approximately 39 million and a maximum of approximately 47 million) as consideration in connection with the acquisition of the outstanding common stock of USLIFE Corporation.

  FOR   AGAINST ABSTAIN
  / /     / /     / /

     2. The Trustee is instructed to authorize the proxies (Robert M. Devlin, James S. D'Agostino Jr., and Jon P. Newton) to vote in their discretion upon any other matter that may properly come before the meeting.

Please sign exactly as your name appears hereon.

_________________________________________

_________________________________________
SIGNATURE                            DATE

                           /\ FOLD AND DETACH HERE /\

                 IMPORTANT: PLEASE VOTE, SIGN, AND DATE THE CARD
                     AND RETURN IT IN THE ENVELOPE PROVIDED




                          AMERICAN GENERAL CORPORATION


                         SPECIAL MEETING OF SHAREHOLDERS
                                  JUNE 17, 1997